Exhibit 99.1

LETTER OF RESIGNATION

To the Board of Directors of
SGB INTERNATIONAL HOLDINGS INC.:

I hereby resign as a member of the board of directors of SGB International Holdings Inc. (the “Company”), including as a member of any and all committees of the Company’s board of directors on which I presently serve. My resignation is effective immediately. Accordingly, I will not stand for re-election at the Company’s 2014 Annual Meeting of Stockholders. My resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Peifeng Huang
Peifeng Huang

Date: April 20, 2014